Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR COMPLETES $738 MILLION FINANCING

Financing fully funds Globalstar 2.0 second-generation satellite constellation and IP-based ground segment

MILPITAS, CA. — (July 1, 2009) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments, and consumers, today announced that it has completed a financing of approximately $738 million.  The total financing combines a previously announced $586 million credit facility and registered direct offering of convertible debt and warrants for $55 million plus a deposit by Thermo Funding, the majority shareholder of Globalstar, of $60 million into a contingent equity account, and funding of a debt service reserve account.  The $738 million financing fully funds the manufacture, delivery and launch of the Company’s Globalstar 2.0 second-generation network and ground facilities, plus certain long-lead items connected with the accelerated delivery of additional second-generation spare satellites, and provides the Company with working capital needed for current and future operations.

“This is a tremendous day for Globalstar, and I cannot express how pleased I am that the funding is now complete,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “We can now move forward and re-focus all of our collective energies on growing the market for our comprehensive lineup of mobile satellite solutions for enterprise and retail consumers.  Globalstar already has the mobile satellite industry’s largest base of voice and data customers.  We also have been recognized for launching the industry’s first and only mainstream retail consumer product, the SPOT Satellite GPS Messenger™.  With this funding we have the resources needed to deploy a new constellation of satellites designed to last beyond 2025 and to build the supporting ground infrastructure that will position us to be first to market with a host of advanced IP-based mobile satellite services years ahead of our primary competition.  The launch of our new constellation, expected to be completed in 2010, will pave the way for the return of the high quality and reliability historically provided to Globalstar’s voice and duplex data subscribers.”

“Once again I would like to thank all of those involved who worked tirelessly on this financing during what can only be described as the most challenging capital market environment in recent memory.  I would like to acknowledge the dedication and diligent efforts of those at Coface, BNP Paribas, Société Générale, Natixis, Calyon, CIC, Thales, Arianespace, Hughes, Brown Brothers Harriman and Lazard who share our vision of this Company’s future.”

With the funding now complete, Globalstar expects to be the first global mobile satellite voice and data company to deliver and deploy its second-generation satellites and the first to offer an IP (Internet Protocol)-based network.  The Globalstar 2.0 next-generation network includes the second-generation satellite constellation, designed and manufactured by Thales Alenia Space, and the company’s new ground segment developed by Hughes and Ericsson Federal.  It is designed to provide Globalstar customers with high quality voice and data services beyond 2025 and increased data speeds of up to 256 kbps in a flexible all IP configuration.  Products and services supported are expected to include push to talk and multicasting, advanced messaging capabilities such as multimedia messaging or MMS, mobile video applications, geo-location services, multi-band and multi-mode handsets and data devices with GPS integration.  The financing will also facilitate the introduction of Globalstar’s next-generation satellite interface chipsets being designed by Hughes Network Systems.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for July 8, 2009 at 5:00 p.m. Eastern Time to discuss the current business and the financing in more detail.

Details are as follows:

Conference Call:	Dial: 866.314.5050 (US and Canada), 617.213.8051 (International) and participant pass code # 91011013

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on July 8, 2009. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code # 29069428

About Globalstar, Inc.

With over 350,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and integrated solutions such as the SPOT Satellite GPS Messenger plus flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Skyya Communications

Susan Donahue

(646) 454-9378

Susan.donahue@skyya.com

Forward-Looking Statements

This press release contains certain statements such as, “Products and services supported are expected to include push to talk and multicasting, advanced messaging capabilities such as multimedia messaging or MMS, mobile video applications, geo-location services, multi-band and multi-mode handsets and data devices with GPS integration,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including: demand for our products and services, including commercial acceptance of our new Simplex products and our SPOT Satellite GPS Messenger product; our ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.